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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CIRRUS LOGIC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

DAVID FRENCH

President and Chief Executive Officer

June 12, 2003

To our Stockholders:

      I am pleased to invite you to attend the annual meeting of stockholders of Cirrus Logic, Inc. to be held on Thursday, July 31, 2003, at 1:00 p.m. at the Omni Austin Hotel Southpark, 4140 Governors Row, Austin, Texas 78744.

      Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

      Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

      We appreciate your support of and continued interest in Cirrus Logic.

Sincerely,

David D. French

Notice
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, THE ANNUAL MEETING, AND VOTING PROCEDURES
BOARD STRUCTURE AND COMPENSATION
Proposal No. 1 ELECTION OF DIRECTORS
Proposal No. 2 APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
Proposal No. 3 RATIFICATION OF INDEPENDENT AUDITORS
EXECUTIVE OFFICERS
STOCK OWNERSHIP
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
GENERAL INFORMATION
EXHIBIT A
EXHIBIT B

A copy of the Annual Report on Form 10-K, which includes financial statements,

is being mailed with this Proxy Statement.
You may receive an additional copy of these documents at no charge upon request directed to:
Cirrus Logic Investor Relations
2901 Via Fortuna, Austin, Texas 78746
telephone: (512) 912-3222; email: InvestorRelations@cirrus.com
Financial reports may also be accessed on our Web site at
www.cirrus.com.

Annual Stockholders’ Meeting

July 31, 2003

YOUR VOTE IS IMPORTANT

Notice

Cirrus Logic, Inc. (the “Company”) will hold its 2003 Annual Meeting of Stockholders as follows:

Thursday, July 31, 2003

1:00 P.M.
Omni Austin Hotel Southpark
4140 Governors Row
Austin, Texas 78744

At the meeting, stockholders will vote to:

(i)	elect seven Cirrus Logic directors for one-year terms;

(ii)	approve an amendment to the Cirrus Logic Third Amended and Restated 1989 Employee Stock Purchase Plan, increasing the number of shares of Cirrus Logic common stock available to purchase under the plan by 1,500,000;

(iii)	ratify the appointment of Ernst &Young LLP (“Ernst & Young”) as independent auditors; and

(iv)	consider such other business as may properly come before the meeting.

You can vote four different ways. You can vote by attending the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers About the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 2.

Stockholders of record at the close of business on June 2, 2003, are entitled to vote. On that day, approximately 83.8 million shares of Cirrus Logic common stock were issued and outstanding. Each share entitles the holder to one vote.

The Board asks you to vote in favor of each of the proposals. This Proxy Statement provides you with detailed information about each proposal. We are also using this Proxy Statement to discuss our compensation practices and philosophy.

We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Cirrus Logic from the Annual Report to Stockholders included with this mailing and from documents that we have filed with the Securities and Exchange Commission.

This Notice and Proxy Statement is dated June 12, 2003,

and was first mailed to stockholders on June 23, 2003.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:                 Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the annual meeting of stockholders to take place on July 31, 2003. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:                 What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2003 Annual Report to Stockholders for the fiscal year ended March 29, 2003 is also enclosed.

Q:                 What proposals will be voted on at the meeting?

A:	There are three proposals scheduled to be voted on at the meeting:

•	the election of seven directors;
•	approve an amendment to the Cirrus Logic Third Amended and Restated 1989 Employee Stock Purchase Plan, increasing the number of shares of Cirrus Logic common stock available to purchase under the plan by 1,500,000; and
•	the ratification of the appointment of Ernst & Young as independent auditors of the Company.

Q:                 What is Cirrus Logic’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the proposals.

Q:                 What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on June 2, 2003 (the “Record Date”), may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, including shares purchased through Cirrus Logic’s Employee Stock Purchase Plan, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:                 What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Cirrus Logic stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

                   Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Cirrus Logic. As the stockholder of record, you have the right to grant your voting proxy directly to Cirrus Logic or to vote in person at the meeting. We have enclosed a proxy card for you to use.

                   Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee that is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:                 How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:                 How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

BY INTERNET — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE — If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL — You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How Are Votes Counted?”

Q:                 Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this change by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked. For shares held beneficially by you, you may accomplish this change by submitting new voting instructions to your broker or nominee.

Q:                 How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board, “FOR” approving an amendment to the Company’s 1989 Employee Stock Purchase Plan, and “FOR” the ratification of Ernst & Young LLP to serve as our auditors, and “FOR” on any other matters that properly come before the meeting).

Q:                 What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected. Each of the other proposals requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “What is the quorum requirement for the meeting?” below. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:                 What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:                 How can I obtain an admission ticket for the meeting?

A:	Two cut-out admission tickets are included on the back of this proxy statement. A limited number of tickets are available for additional joint owners. To request additional tickets, please contact the Cirrus Logic Corporate Secretary at our headquarters. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record as of the close of business on June 2, 2003, and bring proof of identification. If you hold your shares through a stockbroker or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of June 2, 2003.

Q:                 Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and will publish final results in our quarterly report on Form 10-Q for the second fiscal quarter ending September 27, 2003.

Q:                 What happens if additional proposals are presented at the meeting?

A:	Other than the three proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Steven D. Overly, Senior Vice President, Chief Financial Officer, General Counsel and Secretary; Kirk Patterson, Vice President and Corporate Controller; and Stephanie Lucie, Vice President and Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:                 What classes of shares are entitled to be voted?

A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the annual meeting. On the Record Date, we had approximately 83.8 million shares of common stock issued and outstanding.

Q:                 What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted and present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:                 Is cumulative voting permitted for the election of directors?

A:	No.

Q:                 Who will count the votes?

A:	A representative of Automatic Data Processing, Inc. will tabulate the votes. A representative of Cirrus Logic will act as the inspector of the election.

Q:                 Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cirrus Logic or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management for review and consideration.

Q:                 Who will bear the cost of soliciting votes for the meeting?

A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:                 May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Cirrus Logic’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than February 23, 2004. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Cirrus Logic no later than February 23, 2004, and shall contain the information required by our Bylaws.

Copy of Bylaw Provisions: You may contact the Cirrus Logic Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD STRUCTURE AND COMPENSATION

Our Board currently has seven directors, five of whom are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards, and two of whom are employee directors. We have three Board committees: Audit, Compensation, and Governance and Nominating. The membership and the function of each committee are described below. During the fiscal year ended March 29, 2003, the Board held seven meetings. All directors are expected to attend each meeting of the Board and the committees on which he serves. In 2003, no director attended less than 75% of all of the meetings of the Board and the committees on which he served. The members of the committees are identified in the following table:

Governance and
Name of Director	Audit	Compensation	Nominating

Independent Directors:

D. James Guzy	X		X

Michael L. Hackworth		X	Chair

Walden C. Rhines	X	X	X

William D. Sherman		Chair

Robert H. Smith	Chair	X	X

Employee Directors:

Suhas S. Patil

David D. French

Number of Meetings in Fiscal Year Ended March 29, 2003	8	5	1 (1)

(1)	The Governance and Nominating Committee also met in April 2003 to nominate the directors to be voted upon at this annual meeting.

Audit Committee

The Audit Committee is composed of three independent directors who review our auditing, accounting, financial reporting, and internal control functions and select our independent auditors. In addition, the committee approves the non-audit services of our independent auditors. In discharging its duties, the Committee:

•	reviews and approves the scope of the annual audit and the fees of the independent auditors;

•	meets independently with our independent auditors and our senior management; and

•	reviews the general scope of our accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit.

Mr. Robert Smith has been designated as the “Audit Committee financial expert” who is “independent,” both as defined under applicable Securities and Exchange Commission rules.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors on page 28 of this proxy statement, as well as the Audit Committee Charter attached to this proxy statement as Exhibit A.

Compensation Committee

The Compensation Committee is composed of four independent directors. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s employee stock purchase plan and stock option plans, including reviewing and granting stock options to executive officers and other employees. The Compensation Committee also reviews and approves various other company compensation plans, policies and matters. For additional information relating to the Compensation Committee, see the Report of the Compensation Committee of the Board of Directors on page 24 of this proxy statement.

Governance and Nominating Committee

The Governance and Nominating Committee is composed of four independent directors. This Committee provides counsel to the Board with respect to Board organization, membership and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting.

This Committee also recently conducted an evaluation of director performance and set forth the criteria by which directors would be evaluated.

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines that are attached to this proxy statement as Exhibit B. Among other matters, the Guidelines include the following:

•	A majority of the members of the Board must be independent directors as defined by the NASD.

•	The positions of Chairman of the Board and Chief Executive Officer shall be held by separate individuals, and the Chief Executive Officer shall be the only member of the Board who is an executive officer of the Company.

•	If the Chairperson is not an independent director, then one of the independent directors may be designated by the Board as the “lead independent director.”

•	Directors shall retire at the age of 70.

•	The Board will have an Audit, Compensation, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

•	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

Code of Conduct

The Company has adopted a Code of Conduct, which is attached as Exhibit 14 to its Annual Report on Form 10-K and is accessible at www.cirrus.com.

Director Compensation Arrangements

Compensation for independent directors is a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any compensation for their Board activities. Independent directors may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation. The following table sets forth the cash compensation paid to non-employee directors during fiscal year ended March 29, 2003.

Quarterly Director Retainer	$6,250
Audit Chairperson Quarterly Retainer	$2,500
Board Meeting Attendance Fees	$2,000
Special Telephonic Board Meeting Attendance Fees	$500
Audit Committee Meeting Attendance Fees	$500
Compensation Committee Meeting Attendance Fees	$250
Nominating and Governance Committee Meeting Attendance Fees	$250

In addition, each independent director receives an option to purchase 25,000 shares of common stock of Cirrus Logic upon becoming a director, with 25% vesting after one year and the remainder vesting equally over the following 36 months. Upon re-election, each independent director receives an option to purchase 10,000 shares of common stock, all of which vest on the date of grant.

PROPOSALS TO BE VOTED ON

Proposal No. 1

ELECTION OF DIRECTORS

There are seven nominees for election to our Board this year, each of whom has served as a director since the last annual meeting. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected. There are no family relationships among our executive officers and directors.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Vote Required

The seven persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote will be elected. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect.

Information About Nominees

MICHAEL L. HACKWORTH

Director since 1985

Mr. Hackworth, age 62, is currently Chairman of the Board of Cirrus Logic, a position he has held since July 1997. He served as President and Chief Executive Officer from January 1985 to June 1998, and continued to serve as Chief Executive Officer until February 1999. Mr. Hackworth served as President and Chief Executive Officer of Aspirian Inc. from June 1999 to September 1999. In addition, Mr. Hackworth serves as Chief Executive Officer of Tymphany Corporation, as well as a director of Virage Logic Corporation.

DAVID D. FRENCH

Director since 1999

Mr. French, age 46, is the President and Chief Executive Officer of Cirrus Logic. Mr. French joined the Company in June 1998 as President and Chief Operating Officer, and assumed additional duties with his appointment as Chief Executive Officer in February 1999. As President and CEO, Mr. French oversees worldwide operations and corporate functions. Formerly a Vice President and General Manager for Analog Devices from February 1988 to June 1998, Mr. French has worked in the semiconductor industry for more than 20 years, primarily as a manager of businesses focused on embedded applications.

D. JAMES GUZY

Director since 1984

Mr. Guzy, age 67, has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc., and a director of Intel Corporation, Micro Component Technology, Inc., LogicVision, Inc., Novellus Systems, Inc., Davis Selected Group of Mutual Funds, and Alliance Capital Management Technology Fund.

SUHAS S. PATIL

Director since 1984

Dr. Patil, age 57, a founder of Cirrus Logic’s predecessor company in 1981, and a founder of Cirrus Logic in 1984, was appointed Chairman Emeritus in July 1997. Prior to that time, he served as Chairman of the Board from 1984 to July 1997, and has held various offices within Cirrus Logic.

WALDEN C. RHINES

Director since 1995

Dr. Rhines, age 55, is the Chairman and Chief Executive Officer and a director of Mentor Graphics Corporation, a maker of electronic design automation products. Mr. Rhines has been employed by Mentor Graphics since 1993. He is also a director of TriQuint Semiconductor.

WILLIAM D. SHERMAN

Director since 2001

Mr. Sherman, age 60, is a senior partner in the law firm of Morrison & Foerster LLP, where he has worked since 1987. From March 2000 to March 2002, Mr. Sherman also served as Vice President and General Counsel of CopperCom, Inc., a telecommunications equipment manufacturer.

ROBERT H. SMITH

Director since 1990

Mr. Smith, age 66, is the retired Executive Vice President of Administration of Novellus Systems, Inc., a capital equipment manufacturer, where he also served on the Board of Directors. He also serves on the Board of Directors of Epicor Software Corporation and PLX Technology, Inc.

Proposal No. 2

APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve an amendment to the Third Amended and Restated 1989 Employee Stock Purchase Plan (the “Purchase Plan”), which will increase the number of shares of the Company’s common stock reserved for issuance under the Purchase Plan by an additional 1,500,000 shares.

The Purchase Plan was adopted by the Board of Directors in March 1989 and approved by the stockholders in May 1989. A total of 250,000 shares of Common Stock were initially reserved for issuance. By subsequent amendments to the Purchase Plan, the shares reserved have been increased to 5,800,000 shares. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary of the Company at 2901 Via Fortuna, Austin, Texas 78746.

On April 23, 2003, the Board of Directors approved an amendment to the Purchase Plan to further increase the aggregate number of shares authorized for issuance by 1,500,000 shares, bringing the total number of shares reserved under the Purchase Plan to 7,300,000 shares. Proposal 2 seeks stockholder approval of this amendment.

The Board considers the increase in shares necessary to meet the Company’s current needs. The Board further believes that the Purchase Plan is an integral component of the Company’s benefits program that is intended to provide employees with an incentive to exert maximum effort for the success of the Company and to participate in that success through the acquisition of the Company’s Common Stock. In addition, the Purchase Plan plays an important part in employee retention, which is essential for the Company to remain competitive, particularly when many other high-tech companies provide this type of program. As of April 30, 2003, 385 employees, constituting 52% of the Company’s eligible employees, were participating in the Purchase Plan.

Administration

The Purchase Plan is administered by the Compensation Committee of the Board of Directors.

Eligibility

Only employees may participate in the Purchase Plan. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year by the Company or any of its majority-owned subsidiaries. No employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan in any calendar year.

Offering Period

There is generally one offering under the Purchase Plan during each six-month period. Since 1994, the offering periods have coincided with the accounting and payroll schedules and include 13 pay periods per offering. The current offering will end on June 28, 2003. The first day of an offering period is referred to as the “Offering Date.” The last day of an offering period is referred to as the “Exercise Date.”

Purchase Price

The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the Offering Date or (ii) 85% of the fair market value of a share of Common Stock on the Exercise Date. The fair market value of the Common Stock on a given date shall be the closing price as reported in the Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering period. The Purchase Plan provides that the aggregate of payroll deductions during the offering period shall not exceed ten percent of total compensation during the offering period. In addition, each participant in the Purchase Plan is limited to purchase a maximum of 1,500 shares in each offering, which the Board of Directors increased from 500 shares in fiscal year 2003. During the offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease but not increase the rate of payroll deductions.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included with the general funds of the Company. Funds received upon sales of stock under the Purchase Plan are used for general corporate purposes.

Withdrawal

A participant may terminate his or her interest in a given offering by signing and delivering to the Company a notice of withdrawal from the Purchase Plan at least 15 days prior to the Exercise Date of the offering period.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event the payroll deductions credited to the participant’s account will be returned without interest to such participant or his or her heirs.

Capitalization Changes

In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of outstanding shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

Effect of Liquidation, Dissolution, Sale of Assets or Merger

In the event of liquidation or dissolution of the Company, an employee’s participation in the Purchase Plan will be terminated immediately before consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee’s rights may be satisfied by assumption of the Company’s obligations by such acquiring or successor corporation. If such corporation refuses to assume those obligations, the Board shall allow the immediate exercise of the employee’s rights for fifteen days, after which the employee’s rights under the Purchase Plan shall terminate.

Amendment and Termination of the Plan

The Board may at any time amend or terminate the Purchase Plan, except that no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior thereto that adversely affects the rights of any participant. Under the Purchase Plan, an amendment to increase the number of shares reserved for issuance requires the approval of the stockholders of the Company. The Plan will terminate in March 2009, unless terminated earlier by the Board.

Federal Income Tax Consequences

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the Offering Date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the Offering Date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this two-year holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any further gain or any loss on such sale or disposition will be treated as capital gain or loss. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recog-

nized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above and subject to the limitation on deductibility set forth in Section 162(m) of the Code.

Stockholder Approval

The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of the amendment to the Purchase Plan. Should such stockholder approval not be obtained, then the 1,500,000 share increase to the share reserve under the Purchase Plan will not be implemented. The Purchase Plan will, however, continue in effect, and shares may be purchased under this plan until all of the shares available under the plan have been purchased.

Participation in the Purchase Plan

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan cannot be determined. The following table sets forth information with respect to the shares purchased from March 31, 2002 through March 29, 2003 by (i) the executive officers named in the Summary Compensation Table, (ii) all current executive officers as a group, and (iii) all other employees as a group who participated in the Purchase Plan.

Stock Purchases

	Number of
	Shares	Dollar
Name and Position	Purchased (#)	Value(1)

David D. French	1,000	$773
President and Chief Executive Officer
Terry M. Leeder	1,000	773
Senior Vice President, Sales and Marketing
Steven D. Overly	1,000	773
Senior Vice President, Chief Financial Officer,
General Counsel and Secretary
Craig H. Ensley	1,000	773
Senior Vice President, Engineering
Gerald R. Gray	1,000	773
Senior Vice President, Worldwide Operations
Robert A. Kromer	0	0
Vice President, Worldwide Sales
All current participating executive officers as a group (6 persons)	5,764	4,374
All other employees as a group (470 persons)	394,515	$307,135

(1)	Market value on the date of purchase, minus the purchase price under the Purchase Plan.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of March 29, 2003, including the Company’s 1987 Stock Option Plan, the 1989 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, the 2002 Stock Option Plan, the Audio Logic 1992 Plan, the Peak Audio, Inc. 2001 Stock Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, the Stream Machine 2001 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan.

	A	B	C

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column A)

Equity compensation plans approved by security holders(1)	8,244,506	$13.88	7,704,114 (2)
Equity compensation plans not approved by security holders	595,500 (3)	$3.9678	5,404,500

Total(4)	8,840,006	$13.2132	13,108,614

(1)	The Company’s stockholders have approved the Company’s 1987 Stock Option Plan, the 1989 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, and 1996 Stock Plan. The following plans were assumed by the Company at the time of acquisition, and stockholder approval was not required for these plans or their respective outstanding grants: the Audio Logic 1992 Plan, the Peak Audio, Inc. 2001 Stock Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, the Stream Machine 2001 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan. Currently, the Company is only awarding options under the following plans: the 1990 Directors’ Stock Option Plan (to members of the Board of Directors), the 1996 Stock Plan, the 2002 Stock Option Plan, and the 1989 Employee Stock Purchase Plan.
(2)	In addition to shares available for issuance under our 1996 Stock Plan and 2002 Stock Option Plan, the number reported includes (i) 549,464 shares available for issuance under the Company’s 1989 Employee Stock Purchase Plan and (ii) 176,046 shares available for issuance under the Company’s 1990 Directors’ Stock Option Plan, under which only members of the Company’s Board of Directors can receive option grants. Our Board of Directors discontinued all future grants under the option plans we assumed in connection with our past acquisitions, including the Audio Logic 1992 Plan, the Peak Audio, Inc. 2001 Stock Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine 2001 Stock Plan, so shares under these plans have not been included in the total.
(3)	In August 2002, the Board of Directors approved the 2002 Stock Option Plan, which permits awards of fair market value stock options to non-executive employees.
(4)	We expect to grant approximately 2.3 million shares to purchase common stock on June 23, 2003, in connection with the stock option exchange program that we offered during fiscal year 2003. Under the exchange offer, eligible employees had the opportunity to tender for cancellation certain stock options in exchange for new options to be granted at least six months and one day after the cancellation of the tendered options. Participants will be eligible to receive a new option to purchase 0.75 share of common stock for each option to purchase one share of common stock canceled. We accepted approximately 3.4 million options for exchange. Members of the Board of Directors and executive officers were not eligible to participate in the exchange program.

Our Board of Directors recommends a vote FOR the approval of the proposal to amend the Company’s stock purchase plan to increase the number of shares available for issuance under the Purchase Plan by an additional 1,500,000 shares.

Proposal No. 3

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as Cirrus Logic’s independent auditors to audit Cirrus Logic’s consolidated financial statements for the fiscal year ending March 27, 2004. During fiscal year ended March 29, 2003, Ernst & Young served as Cirrus Logic’s independent auditors and also provided certain tax services.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2003. The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors on page 28 of this proxy statement, as well as the Audit Committee Charter attached to this proxy statement as Exhibit A.

A representative of Ernst & Young is expected to attend the meeting and be available to respond to questions and, if he or she desires, to make a statement.

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal 2003 and 2002.

	2003	2002

Audit Fees(1)	$653,000	$617,000
Audit-Related Fees(2)	$96,000	$163,000
Tax Fees(3)	$229,000	$457,000
All Other Fees(4)	$0	$416,000

TOTAL	$978,000	$1,653,000

(1)	Audit services consisted of the audit of our financial statements included in our Form 10-K, the review of our financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally.
(2)	Audit-related services generally include fees for accounting consultations and registration statements filed with the Securities and Exchange Commission.
(3)	Tax services include tax compliance services, technical tax advice, administrative fees, as well as certain expatriate services.
(4)	Other fees include primarily fees for business acquisitions.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young as Cirrus Logic’s independent auditors for the fiscal year ending March 27, 2004.

If the appointment is not ratified, the Audit Committee will consider this an indication to select other auditors for the following fiscal year. Ratification of the appointment of Ernst & Young as Cirrus Logic’s independent auditors for fiscal year ending March 27, 2004, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

Craig H. Ensley — Senior Vice President, Engineering

Mr. Ensley, age 53, was appointed Vice President of Engineering in August 2002, and Senior Vice President of Engineering in September 2002, which position he continues to hold. Previously he had served as Vice President of Corporate Marketing since March 1999. He was Vice President and General Manager, Flat Panel Electronics Division, from April 1997 to February 1999. Previously, he served as Vice President and General Manager of the Computer Products Division of our subsidiary, Crystal Semiconductor Corporation, from 1993.

David D. French — Chief Executive Officer, President and Director Nominee

Mr. French, age 46, is the President and Chief Executive Officer of Cirrus Logic. Mr. French joined the Company in June 1998 as President and Chief Operating Officer, and assumed additional duties with his appointment as Chief Executive Officer in February 1999. As President and CEO, Mr. French oversees worldwide operations and corporate functions. Formerly a Vice President and General Manager for Analog Devices from February 1988 to June 1998, Mr. French has worked in the semiconductor industry for more than 20 years, primarily as a manager of businesses focused on embedded applications.

Gerald R. Gray — Senior Vice President, Worldwide Operations

Mr. Gray, 54, was appointed the Senior Vice President of Worldwide Operations in September 2002. Previously he served as Vice President of Worldwide Operations from April 2000, and Vice President of Domestic Operations from June 1998.

Terry M. Leeder — Senior Vice President, Sales and Marketing

Mr. Leeder, age 54, was named Vice President of Sales and Marketing in August 2002, and Senior Vice President of Sales and Marketing in September 2002, which position he continues to hold. He joined the Company as Vice President of Worldwide Sales in June 1999. Prior to joining the Company, he served as President and CEO of Medianix Semiconductor, Inc., a manufacturer of application-specific DSP integrated circuits, from June 1994 to June 1999.

Stephanie Lucie — Vice President and Assistant Secretary

Ms. Lucie, age 41, joined the Company in February 2001 as Vice President and Associate General Counsel, and was elected Assistant Secretary later that month. From January 1999 until January 2001, she served as Vice President, General Counsel and Secretary of AltaVista Company in Palo Alto, California. Prior to that time, she was employed at Compaq Computer Corporation, most recently as Vice President and Associate General Counsel.

Steven D. Overly — Senior Vice President, Chief Financial Officer, General Counsel and Secretary

Mr. Overly, 45, joined the Company in October 2000 as Senior Vice President, Human Resources, and General Counsel. He was elected Secretary of the Company in December 2000, and Chief Financial Officer in April 2002. From February 1998 until he joined the Company, Mr. Overly was employed by International Wireless Communications, Inc., most recently as President.

Kirk Patterson — Vice President and Corporate Controller

Kirk Patterson, age 45, is currently Vice President and Corporate Controller of the Company. Mr. Patterson joined the Company in February 2000 and served as Director, Corporate Planning, until August 2001. In September 2001, Mr. Patterson was named Vice President and Corporate Controller. Prior to joining the Company, Mr. Patterson was employed by PricewaterhouseCoopers as the Regional Manager, Accounting Services, from November 1999 to February 2000. Prior to that time, he was employed at BP Amoco Corporation, most recently as Manager, Planning and Economics, for the Amoco Energy Group North America.

STOCK OWNERSHIP

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of March 29, 2003 by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table of the Executive Compensation section of this proxy statement; and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

	Shares
	Beneficially Owned

Beneficial Owner	Number(1)	Percent

Citigroup, Inc.(2)	10,127,665	12
David D. French(3), Chief Executive Officer and Director	1,068,373	*
Suhas S. Patil(4), Chairman Emeritus and Director	723,178	*
Craig H. Ensley(5)	412,598	*
Terry Leeder(6)	247,371	*
D. James Guzy(7), Director	222,782	*
Michael L. Hackworth(8), Chairman of the Board	143,825	*
Steven D. Overly(9)	132,582	*
Gerald R. Gray(10)	115,759	*
Walden C. Rhines(11), Director	51,000	*
Robert H. Smith(12), Director	37,292	*
William D. Sherman(13), Director	21,863	*
Robert A. Kromer	0	*
All executive officers and directors as a group (11 persons)(14)	2,051,617	2.5

*	Less than 1% of the outstanding common stock

(1)	Percentage ownership is based on approximately 83.8 million shares of common stock issued and outstanding on March 29, 2003. Shares of common stock, which are currently exercisable or will become exercisable within 60 days after March 29, 2003, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(2)	The address of Citigroup, Inc. (“Citigroup”) is 399 Park Avenue, New York, New York 10043. We obtained information about shares owned by Citigroup from a Schedule 13F filed with the SEC on May 14, 2003. The information reported is as of March 31, 2003. Citigroup reported that it has sole voting power over 629,733 shares, shared voting power over 5,095,000 shares, and no voting power over 4,402,932 shares.
(3)	Includes 734,373 shares issuable upon exercise of options held by Mr. French, which are vested and exercisable within 60 days of March 29, 2003.
(4)	Includes (a) 390,000 shares issuable upon exercise of options held by Dr. Patil, which are vested and exercisable within 60 days of March 29, 2003, (b) 262,778 shares held by Dr. Patil directly, and (c) 70,400 shares held by family members and trusts for the benefit of family members, with respect to which Dr. Patil does not have voting and investment power and disclaims beneficial ownership.
(5)	Includes 294,398 shares issuable upon exercise of options held by Mr. Ensley, which are vested and exercisable within 60 days of March 29, 2003.
(6)	Includes 239,371 shares issuable upon exercise of options held by Mr. Leeder, which are vested and exercisable within 60 days of March 29, 2003.
(7)	Includes 60,000 shares issuable upon exercise of options held by Mr. Guzy, which are vested and exercisable within 60 days of March 29, 2003, (b) 30,000 shares held by Mr. Guzy directly and (c) 132,782 shares held by Arbor Company, of which Mr. Guzy is President.

(8)	Includes (a) 20,000 shares issuable upon exercise of options held by Mr. Hackworth, which are vested and exercisable within 60 days of March 29, 2003, (b) 7,588 shares held by Mr. Hackworth directly, and (c) 116,237 shares held by Mr. Hackworth as Trustee UTD dated August 1, 1988, of which Mr. Hackworth disclaims beneficial ownership.
(9)	Includes 98,582 shares issuable upon exercise of options held by Mr. Overly, which are vested and exercisable within 60 days of March 29, 2003.

(10)	Includes (a) 111,143 shares issuable upon exercise of options held by Mr. Gray, which are vested and exercisable within 60 days of March 29, 2003, (b) 4,566 shares held by Mr. Gray directly and (c) 50 shares held by Mr. Gray’s spouse, to which he disclaims beneficial ownership.
(11)	Includes (a) 45,000 shares issuable upon exercise of options held by Dr. Rhines, which are vested and exercisable within 60 days of March 29, 2003, and (b) 6,000 shares held by Dr. Rhines’ spouse, to which he claims beneficial ownership.
(12)	The 37,292 shares are issuable upon exercise of options held by Mr. Smith, which are vested and exercisable within 60 days of March 29, 2003.
(13)	Includes 21,458 shares issuable upon exercise of options held by Mr. Sherman, which are vested and exercisable within 60 days of March 29, 2003.
(14)	Includes 2,051,617 shares issuable upon exercise of options held by all current executive officers and directors as a group, which are vested and exercisable within 60 days of March 29, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation earned by the Company’s Chief Executive Officer, each of the four other most highly compensated executive officers of the Company for the fiscal year ended March 29, 2003, as well as one executive officer who would have been in the top five of the most highly compensated executive officers if he remained an executive officer at the end of the fiscal year. The table contains compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended March 29, 2003, March 30, 2002, and March 31, 2001. No other executive officer who would have otherwise been included in this table on the basis of salary and bonus earned for the fiscal year ended March 29, 2003 has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “Named Officers.”

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation Awards

	Annual Compensation					Restricted	Securities
Name and						Stock	Underlying		All Other
Principal Position	Year	Salary		Bonus		Awards	Options		Compensation

David D. French	2003	$450,000		$225,000	(1)	—	400,000		$—
President and Chief	2002	449,039		361,250	(2)	—	400,000		—
Executive Officer	2001	415,394		0		—	300,000		—
Terry Leeder	2003	$294,973		$122,000	(3)	—	120,000		$—
Senior Vice President,	2002	285,766		165,383	(3)	—	80,000		—
Sales and Marketing	2001	275,000		195,642	(3)	—	75,000		—
Steven D. Overly	2003	$275,028		$64,500	(1)	—	173,000		$—
Senior Vice President,	2002	259,657		79,688	(2)	—	140,000		—
Chief Financial Officer,	2001	125,000	(4)	50,000	(5)	32,000	100,000		—
General Counsel and Secretary
Craig H. Ensley	2003	$270,044		$63,750	(1)	—	130,000		$—
Senior Vice President,	2002	256,106		152,115	(2)	—	115,000		—
Engineering	2001	238,612		0		—	125,000		—
Gerald R. Gray	2003	$250,080		$60,000	(1)	—	85,000		$—
Senior Vice President,	2002	240,587		143,438	(2)	—	70,000		—
Worldwide Operations	2001	213,721		150,000	(6)	—	107,000		—
Robert A. Kromer(7)	2003	$235,000		$77,119	(8)	—	10,000	(9)	$—
Vice President,	2002	216,731		160,514	(2)	—	115,000	(9)	—
Worldwide Sales	2001	191,718		104,750	(10)	—	65,0009	(9)	—

(1)	The bonuses were paid under the Company’s Executive Incentive Plan.
(2)	The bonuses were paid under the Company’s Variable Compensation Plan based on the Company’s performance in the previous fiscal year.
(3)	This amount reflects commissions received under the Company’s Sales Incentive Plan.
(4)	Mr. Overly joined the Company in October 2001.
(5)	Signing bonus.
(6)	Two retention bonuses in the amounts of $90,000 and $60,000.
(7)	Mr. Kromer was an executive officer of the Company through December 19, 2002. His current position is Vice President of Worldwide Sales.
(8)	This amount includes a one-time $50,000 bonus paid as a result of his voluntary termination from participation in the Company’s Executive Incentive Plan and $27,119 from the Company’s Sales Incentive Plan.
(9)	Mr. Kromer was granted 10,000 options to purchase stock during fiscal year 2003, all of which he tendered in connection with his participation in the Company’s stock option exchange offer. He tendered all 244,000 of his outstanding options to purchase common stock, and will be eligible to receive a new grant to purchase 183,001 shares of common stock on June 23, 2003, which is the date the Company intends to grant new options to employees who participated in the exchange offer.

(10)	This amount includes $69,750 in commissions received under the Company’s Sales Incentive Plan and a $35,000 retention bonus.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information with respect to options granted in the fiscal year ended March 29, 2003 to the Named Officers. All the grants were made under the Company’s 1996 Option Plan. No stock appreciation rights were granted to the Named Officers during the fiscal year.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees	Exercise		Option Term
	Options	in Fiscal	Price	Expiration
Name	Granted	Year(1)	($/Sh)(2)	Date(3)	5%(4)	10%(4)

D. French	240,625	12.46	$2.60	2/26/13	$392,219	$1,003,406
	159,375	8.25	$17.33	4/4/12 (5)	1,737,188	4,405,125
T. Leeder	70,000	3.62	$2.60	2/26/13	114,100	291,900
	50,000	2.58	$3.87	8/7/12	121,000	310,500
S. Overly	123,000	6.36	$2.60	2/26/13	200,490	512,910
	50,000	2.58	$3.87	8/7/12	121,000	310,500
C. Ensley	80,000	4.14	$2.60	2/26/13	130,400	333,600
	50,000	2.58	$3.87	8/7/12	121,000	310,500
G. Gray	50,000	2.58	$2.60	2/26/13	81,500	208,500
	35,000	1.81	$3.87	8/7/12	84,700	217,350
R. Kromer(6)	10,000	*	$3.87	—	—	—

*	Less than 1%

(1)	Based on 1,931,000 shares underlying options granted to all employees during the fiscal year ended March 29, 2003, from the 1996 Option Plan and the 2002 Stock Option Plan.
(2)	The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date, or through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(3)	All options granted, except as indicated in note 5, become exercisable for 25% of the shares upon the optionee’s completion of one year of service measured from the grant date and will become exercisable for the balance of the shares in 36 successive equal monthly installments upon his completion of each additional month of service thereafter.
(4)	There can be no assurance provided to any executive officer or other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from those option grants which were made to the Named Officers with an exercise price equal to the fair market value of the option shares on the grant date.
(5)	This grant becomes 100% exercisable in full upon the optionee’s completion of four years of service measured from the grant date.
(6)	Mr. Kromer was granted 10,000 options during fiscal year 2003, all of which he tendered in connection with his participation in the Company’s stock option exchange offer. In connection with this grant made in fiscal year 2003, he will be eligible to receive a new grant to purchase 7,500 shares of common stock on June 23, 2003.

AGGREGATED OPTIONS IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information with respect to option exercises in the fiscal year ended March 29, 2003 by the Named Officers and the value of their unexercised options at fiscal year end. No stock appreciation rights were held or exercised by the Named Officers as of the end of the fiscal year.

			Number of
			Securities		Value of
			Underlying		Unexercised In-
			Unexercised		The-Money
			Options at Fiscal		Options at Fiscal
	Shares	Value	Year End		Year End(2)
	acquired on	Realized
	Exercise	($)(1)	Vested	Unvested	Vested	Unvested

D. French	0	0	721,873	896,877	$0.00	$0.00
T. Leeder	0	0	229,789	195,211	$0.00	$0.00
S. Overly	0	0	104,581	308,419	$0.00	$0.00
C. Ensley	0	0	289,606	238,230	$0.00	$0.00
G. Gray	0	0	107,616	166,598	$0.00	$0.00
R. Kromer(3)	0	0	0	0	0	0

(1)	Based upon the market value of the purchased shares on the exercise date less the option exercise price paid for those shares.
(2)	Based upon the market value of the Company’s common stock of $2.04 per share on March 28, 2003 (the last trading day of the fiscal year), less the exercise price.
(3)	Mr. Kromer participated in the Company’s stock option exchange offer in fiscal year 2003. He tendered all 244,000 of his outstanding options to purchase common stock, and will be eligible to receive a new grant to purchase 183,001 shares of common stock on June 23, 2003, which is the date the Company intends to grant new options to employees who participated in the exchange offer. Mr. Kromer currently owns no options.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Board of Directors named David D. French President and Chief Executive Officer on February 4, 1999. Prior to becoming Chief Executive Officer, Mr. French held the position of President and Chief Operating Officer since joining the Company in June 1998. The Company entered into a new employment agreement with Mr. French in February 2002. During the term of the agreement, Mr. French will be provided with the following compensation: a minimum base salary of $450,000 per year, which was the same as his salary for 2001; Company-paid health care coverage for him and his eligible dependents; and an annual target bonus under the Company’s Variable Compensation Plan of up to 150% of his base salary.

In the event (i) the Company terminates Mr. French’s employment other than for Cause (as defined below), or (ii) any successor to the Company fails or refuses to assume the employment agreement in accordance with its provisions, Mr. French shall be entitled to receive a single, lump-sum severance payment within 15 days of termination equal to his then current annual base salary. The Company would also be required to pay to Mr. French a lump-sum payment in an amount equivalent to the reasonably estimated costs he may incur to extend under the COBRA continuation laws his group health and dental plans coverage in effect on the date of his termination for a period of 12 months. In addition, Mr. French’s options to purchase common stock would remain exercisable for a 180-day period following termination and would vest as follows: (i) all of his outstanding and unvested options that were granted prior to February 27, 2002 would fully vest, and (ii) 50 percent of his outstanding and unvested options that were granted on or after February 27, 2002 would fully vest, except that if the Company terminates his employment other than for Cause or Mr. French terminates his employment for Good Reason, in each case within one year following a change of control of the Company, all of his outstanding and unvested options granted on or after February 27, 2002 would fully vest. In the event the Company decides to terminate his employment other than for Cause, it must provide Mr. French six months prior written notice.

For purposes of his employment agreement, the term “Cause” means (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering Mr. French an opportunity to cure; (ii) material and willful violation of federal or state law; (iii) commission of any act of fraud with respect to the Company; (iv) conviction of a felony or a crime causing material harm to the standing and reputation of the Company; or (v) intentional and improper disclosure of the Company’s confidential proprietary information. For purposes of his employment agreement, the determination of Cause shall be determined by the Board in its sole and absolute discretion. For purposes of his employment agreement, the term “Good Reason” means any act of the Company that materially and adversely diminishes Mr. French’s duties or responsibilities, provided that in the event of any such act that Mr. French must notify the Company in writing and the Company shall have 30 days from its receipt of the notice to remedy the act.

The Company extended two loans to Mr. French. In October 1998, the Company extended a loan to Mr. French for the purchase of his principal residence in Texas. The loan is for $721,899 and carries an interest rate of 5.64%. The loan is due and payable on the earlier of (i) September 1, 2013, (ii) 180 days following the date of the termination of his employment for any reason, or (iii) upon sale of the residence. However, in the event of his death or disability, the loan will be forgiven, subject to applicable law.

In July 1999, the Company also advanced a loan of $750,000 to Mr. French, evidenced by a promissory note. The note carries a 5.82% interest rate and is secured by 90,000 shares of the Company’s common stock held in escrow. The note and accrued interest are due and payable upon the earlier of (i) five years from the date of the note or (ii) 180 days following the termination of Mr. French’s employment.

Executive Management Severance Plans

In April 1999, the Board of Directors adopted an Executive Management Severance Plan (the “1999 Severance Plan”) providing certain benefits to executive officers of the Company in the event that an executive is involuntarily terminated, other than for cause. Upon this event, the 1999 Severance Plan provides for salary continuation for six months or until the executive accepts new employment. In addition, the 1999 Severance Plan provides for health benefit continuation for a period of 18 months or until the executive accepts employment elsewhere. Outstanding stock options will continue to vest for six months or until the executive accepts employment elsewhere, and the executive will have 12 months from his or her termination date to exercise vested options.

In April 2002, the Compensation Committee approved an executive severance plan to take effect in the event of a termination of certain executive officers prior to or following a change of control of the Company. In the event of a termination of one of these executives prior to or after a change of control of the Company, the terminated executive shall receive salary continuation for a period of 12 months or until the executive accepts employment elsewhere. In addition, the terminated executive will receive continued health coverage for 12 months (with this coverage becoming secondary coverage to the extent he receives comparable coverage from a new employer) and full vesting of any unvested stock options, with 180 days following termination to exercise the stock options. This plan terminates on December 31, 2003, unless renewed by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of directors Hackworth, Rhines, Sherman and Smith. None of these individuals was an officer or employee of the Company at any time during the fiscal year ended March 29, 2003. Mr. Hackworth served as the Company’s President and Chief Executive Officer from 1985 until his resignation in February 1999.

No executive officer of the Company has ever served as a member of the board of directors or the compensation committee of another entity that has or has had at the time of his service or during the same fiscal year one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to review and determine the salaries and establish the criteria for bonuses of executive officers of the Company, including the President and Chief Executive Officer, and to establish the general compensation policies for these individuals. The Compensation Committee also has the authority to make discretionary option grants to the Company’s executive officers under the Company’s option plans.

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to these individuals.

General Compensation Policy

The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance. These opportunities are designed to be competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual performance awards payable in cash and tied to the individual’s and the Company’s achievement of annual performance goals, and (iii) long-term incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation is designed to be dependent upon the Company’s financial performance and stock price appreciation rather than base salary.

The Committee sets compensation levels for executives based on a review of competitive information. Competitive compensation information is gathered from published surveys of high technology company compensation levels (the “Survey Group”) and from proxy statements of particular companies that are considered generally comparable to the Company (the “Proxy Group”). The Proxy Group includes companies used in the peer performance graph, as well as other semiconductor or high technology companies that are comparable to the Company. Recommendations by Company management are examined in light of this information, with the intention of establishing and maintaining competitive compensation levels.

In general, the Company has attempted to establish a strong relationship between total cash compensation, the Company’s performance, and individual performance by maintaining base salaries at approximately the 50th percentile of the Survey Group and Proxy Group data, and providing additional incentive opportunities so that total cash compensation (salary plus bonus) approaches 50th percentile levels when the Company’s performance is near the middle of the semiconductor companies in the Proxy Group, and has the potential to pay in the 75th percentile level for commensurate levels of performance.

Factors

The principal factors that were taken into account in establishing each executive officer’s compensation package for the fiscal year ended March 29, 2003 are described below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary

In setting base salaries, the Compensation Committee reviewed the data obtained from the Survey Group and the Proxy Group. The base salary for each officer reflects the salary levels for comparable positions within this comparative group of companies, as well as each individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual and is within the sole discretion of the Compensation Committee. Each executive officer’s base salary is determined each year on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers. For the fiscal year ended March 29, 2003, in accordance with the Company’s compensation philosophy, the base salary rates of the executive officers were generally comparable to the 50th percentile levels of the Survey Group and Proxy Group.

Annual Incentives

The Variable Compensation Plan (the “VCP”) provides certain employees with incentives to increase shareholder value through the achievement of goals relating to the Company’s revenue and its operating margin. The VCP operates on a semi-annual period, beginning on the first day of each fiscal year. At the end of each semi-annual period, the Company calculates its revenue and operating profits and then determines whether participants will receive payments based on the Company’s performance. No payments are made unless a three percent operating margin is achieved. In addition, the total payments made cannot exceed an overall limitation of 15% of operating profit (including any amounts accrued for the Executive Incentive Plan, described below).

No payments under this plan were made for fiscal year 2003.

The Executive Incentive Plan (the “EIP”) provides certain executives with incentives to increase shareholder value through the achievement of annual goals relating to the Company’s return on capital and growth of operating profit per share. The EIP operates on a three-year plan cycle, with the first cycle beginning on April 1, 2000. At the end of each fiscal year, the Company calculates its return on capital and the percentage growth of its operating profit per share over the previous fiscal year, and then determines a multiplier for that fiscal year (which can range from zero to three, depending on the Company’s performance).

Under this plan, the Company determines the average of the three annual multipliers and makes payments based on this average at the end of each three-year period, with the first payment made in April 2003 for fiscal years 2001, 2002 and 2003. The combination of any accrual for the EIP and any payments under the VCP cannot exceed an overall limitation of 15% of operating profit as calculated under these plans.

Payments were made under this plan in April 2003 to Mr. French, Mr. Overly, Mr. Ensley, and Mr. Gray, as set forth in the Summary Compensation Table.

Subsequent payments will be made at the end of each of the next two fiscal years thereafter based on Company performance in the previous three fiscal years. The Compensation Committee of the Board of Directors suspended this plan for the next plan cycle that was scheduled to begin on March 30, 2003.

Long-Term Incentives

Generally, stock option grants are made annually by the Compensation Committee to each of the Company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a defined period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term. In the fiscal year ended March 29, 2003, stock options for the executive officers were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

The size of the option grant to each executive officer, including the President and Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

President and CEO Compensation

The Compensation Committee reviews the President and Chief Executive Officer’s base salary annually, considering Company performance, individual performance, and external pay practices. In setting the total compensation payable to the Company’s CEO for the fiscal year ended March 29, 2003, the Compensation Committee sought to make that compensation competitive with the compensation paid to chief executive officers of the companies in the Survey Group and the Proxy Group, while at the same time assuring that a significant percentage of compensation was tied to Company and individual performance and stock price appreciation. As is the case for other executives of the Company, the Company’s executive pay program, as it relates to the Chief Executive Officer, is highly leveraged toward variable compensation plans that reward achievement of pre-determined corporate goals and objectives.

As described above, in February 2002, the Compensation Committee approved a new employment contract for Mr. French, in which his base salary was maintained at $450,000, a competitive level when compared with the base salary levels in effect for similarly-situated chief executive officers. With respect to Mr. French’s base salary, it is the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the fiscal year ended March 29, 2003, Mr. French’s base salary was approximately at the 60th percentile of the base salary levels of other chief executive officers at the companies in the Survey Group and the Proxy Group.

The remaining components of Mr. French’s 2003 fiscal year compensation were primarily dependent upon corporate performance. While Mr. French was a participant in the VCP Plan and as a result, was eligible for a cash bonus under the VCP for the 2003 fiscal year, he did not receive any VCP bonus because the plan parameters were not met in order to provide for a payment under the VCP. He was also a participant in the EIP Plan and as a result, was eligible to receive a cash bonus under the Company’s Executive Incentive Plan. He received $225,000 in April 2003 based on the Company meeting three, one-year parameters.

The Compensation Committee awarded the following stock option grants to Mr. French in the past fiscal year in order to provide him with an equity incentive to contribute to the financial success of the Company: 159,375 shares on April 4, 2002 at $17.33, with 100% vesting at the end of four years; 240,625 shares on February 26, 2003 at $2.60 per share, with 25% vesting at a 12-month cliff and the remaining shares vesting over the next 36 months. In addition, Mr. French received a grant in fiscal year 2004 on March 31, 2003 for 159,375 shares at $2.01, with 25% vesting at a 12-month cliff and the remaining shares vesting over the next 36 months. The grants will have value for Mr. French only if the market price of the underlying option shares appreciates over the exercise price and remains at an appreciated level until exercised.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the fiscal year ended March 29, 2003 did not exceed the $1 million limit per officer. It is the Committee’s objective that, so long as it is consistent with the Company’s overall business, compensation and retention objectives, the Company will, to the extent reasonable, endeavor to keep executive compensation deductible for federal income tax purposes.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

Submitted by the Compensation Committee of the Company’s Board of Directors:

William D. Sherman, Chairman

Michael L. Hackworth
Walden C. Rhines
Robert H. Smith

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is comprised solely of independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards, and it operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Exhibit A. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. During the past year, the Sarbanes-Oxley Act of 2002 added provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. The NASD has proposed additional rules concerning audit committee structure, membership, authority and responsibility, which will apply to the Company if and when they are finally adopted. The Committee has revised its charter in response to the Sarbanes-Oxley Act, reviews and assesses the adequacy of its charter on an annual basis, and will revise it to comply with new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors.

The Committee serves an oversight role for the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee’s members in business, financial and accounting matters. The Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of Cirrus Logic contained in the Company’s Annual Report to Stockholders for the year ended March 29, 2003, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Cirrus Logic’s Annual Report on Form 10-K for the year ended March 29, 2003, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Robert H. Smith, Chairman

D. James Guzy
Walden C. Rhines

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There has not been any transaction, or series of similar transactions, in the past fiscal year to which Cirrus Logic or any of its subsidiaries was a party in which the amount involved exceeded $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of Cirrus Logic or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest other than the compensation agreements, which are described where required in “Executive Compensation and Other Information.”

A member of the Board of Directors, Walden C. Rhines, is also Chairman of the Board of Directors of Mentor Graphics Corporation, which licenses certain technology and provides certain services to the Company. Mr. William D. Sherman, who also is a member of the Board of Directors, is a senior partner in the law firm of Morrison & Foerster LLP, which services the Company retained in fiscal year 2003 on a limited basis and to which the Company paid approximately $900.

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of five-year cumulative total stockholder return, calculated on a dividend reinvestment basis, for Cirrus Logic, the S&P 500 Composite Index (the “S&P 500”), and the Semiconductor Subgroup of the S&P Electronics Index (the “Semiconductors Index”).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CIRRUS LOGIC, INC., THE S&P 500 INDEX
AND THE S&P SEMICONDUCTORS INDEX

*	$100 invested on 3/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending March 29.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Cumulative Total Return

	3/98	3/99	3/00	3/01	3/02	3/03

CIRRUS LOGIC, INC.	100.00	62.96	180.25	147.54	186.37	19.85
S&P 500	100.00	118.46	139.72	109.43	109.69	82.53
S&P SEMICONDUCTORS	100.00	151.44	374.29	141.81	154.22	79.52

Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of the forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filings were made on a timely basis.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”

If you received a householding communication, your broker will send one copy of Cirrus Logic’s 2003 Proxy Statement and Annual Report on Form 10-K for 2003 to your address, unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save us the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP-ICS, 51 Mercedes Way, Edgewood, NY 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to Cirrus Logic, Inc., Investor Relations, 2901 Via Fortuna, Austin, TX 78746 or contact Investor Relations at (512) 912-3222 and InvestorRelations@cirrus.com.

COMMUNICATING WITH US

We have from time to time received calls from stockholders inquiring about the available means of communications with us. We thought that it would be helpful to describe these arrangements which are available for your use.

If you would like to receive information about Cirrus Logic, you may use one of these convenient methods:

          1. To have information such as our latest Annual Report on Form 10-K or Form 10-Q mailed to you, please call our Investor Relations Department at (512) 912-3222.

          2. To view our home page on the Internet, use our Internet address: www.cirrus.com. Our home page gives you access to product, marketing and financial data, job listings, and an on-line version of this proxy statement, our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Internet access to this information has the advantage of providing you with up-to-date information about us throughout the year.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.

Attention: Investor Relations
2901 Via Fortuna
Austin, TX 78746

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, EquiServe Trust Company, N.A., at (781) 575-4593. You may also visit its web site at www.equiserve.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to receive the Annual Report on Form 10-K and proxy statement.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended March 29, 2003 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about June 12, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

David D. French

President and Chief Executive Officer

Austin, Texas

June 12, 2003

EXHIBIT A

Charter of the Audit Committee

of the Board of Directors

I.     Statement of Policy

The Audit Committee of the Board of Directors of Cirrus Logic, Inc. (the “Company”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, and such other duties as directed by the Board.

While the Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations.

The Company’s independent auditing firm is responsible for performing an independent audit of the Company’s annual financial statements, and reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

The Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Committee’s members in business, financial and accounting matters. The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.

II.     Organization

The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors who are independent of management and the Company. A Chairperson and the Committee members shall be appointed annually by the affirmative vote of at least a majority of the Board of Directors.

Each member of the Committee shall qualify as an “independent director” under applicable law and the rules of the National Association of Securities Dealers (the “NASD”).

All Committee members shall be financially literate, and at least one member shall be a “financial expert,” as determined by the Board in its business judgment in accordance with applicable law and the rules of the Securities and Exchange Commission (the “SEC”) and the NASD.

III.     Meetings

The Committee shall meet at least four times annually, or more frequently as necessary or appropriate.

The Committee shall meet at least annually (or more frequently as appropriate) with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or its Chairperson shall meet quarterly with the independent accountants and management to review the Company’s financial statements consistent with Section 5 below. The Committee shall report on a regular basis its activities to the Board and shall make the recommendations to the Board as it deems appropriate.

IV.     Resources and Authority

The Committee shall be empowered to retain, at the Company’s expense, independent counsel, auditors or others to assist it in the conduct of any investigation, or to otherwise assist it in fulfilling its responsibilities and duties, without seeking approval of the Board of Directors or management.

In addition to the activities described herein, the Committee may perform such other functions as necessary or appropriate under law, the Company’s Certificate of Incorporation or Bylaws, and the resolutions and other directives of the Board of Directors.

V.     Responsibilities and Duties

A.     Independent Auditors

The responsibilities of the Committee shall include:

(i)	Having the sole authority to select, retain and terminate the Company’s independent auditors (subject to stockholder ratification), and the independent auditors must report directly to the Committee.

(ii)	Delegating to one or more members of the Committee the authority to pre-approve services to be provided by the independent auditors, provided that any such pre-approval by one or more members of the Committee shall be reported to the full Committee at its next scheduled meeting.

(iii)	At least annually, obtaining and reviewing with the independent auditors a written statement as required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented.

(iv)	Obtaining from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

B.     Financial Reporting

The responsibilities of the Committee shall include:

(i)	Reviewing the independent auditor’s audit plan, including the scope, procedures and timing, prior to the audit.

(ii)	Reviewing with the independent auditors and management the accounting and reporting principles and practices applied by the Company in preparing its financial statements.

(iii)	Reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in the Company’s Quarterly Report on Form 10-Q prior to its filing. The Chair may represent the Committee for purposes of this review.

(iv)	Reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release.

(v)	Reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide judgments about the quality, not only the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

(vi)	Establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(vii)	Evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

C.     Financial Controls and Risk Management

The Committee shall review in consultation with the independent auditors and management the adequacy and effectiveness of the accounting, financial and internal controls.

D.     Reporting and Recommendations

The Committee will prepare the Report of the Committee for inclusion in the annual stockholders’ meeting proxy statement, as required by SEC regulations.

E.     Other Duties

The Committee shall review and reassess the adequacy of this Audit Committee Charter on an annual basis.

EXHIBIT B

Corporate Governance Guidelines

I.	Director Qualifications

General

The Board of Directors (the “Board”) of Cirrus Logic, Inc. (the “Company”) will have a majority of directors who meet the criteria for independence required by the National Association of Securities Dealers, Inc. (the “NASD”) and applicable laws and regulations. The Governance and Nominating Committee (the “Governance Committee”) will review, on an annual basis, the requisite skills and characteristics of all Board members, taking into consideration skills and experience in the context of the needs of the Board. Nominees for directorship will be selected and considered by the Governance Committee in accordance with its charter. An invitation to join the Board should be extended on behalf of the Board by the Chairperson of the Governance Committee and the Chairperson of the Board. The Chief Executive Officer shall be the only member of the Board who is an executive officer of the Company.

Size of Board

Subject to the Company’s Certificate of Incorporation and By-Laws, the Board shall be limited to nine or fewer members, except during certain periods, such as director transitions and the integration of acquisitions.

Service on Other Boards

Due to the commitment of time required to adequately fulfill the responsibilities of Board membership, no director may serve on more than six other company boards. Directors should advise the Chairperson of the Board and the Chairperson of the Governance Committee in advance of accepting an invitation to serve on another company board.

Annual Review for Re-Election

The Governance Committee will review each director’s continuation on the Board every year. This will allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

Directors Who Change Their Present Job Responsibility

It is not necessary that directors leave the Board when they retire or change from the position they held when they joined the Board. There should, however, be an opportunity for the Board, via the Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

Retirement Policy

Board members will retire at age 70.

II.	Director Responsibilities

General

The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in the best interest of the Company and its stockholders. In discharging this obligation, directors should be entitled to rely on the honesty and integrity of the Company’s executive officers and its outside advisors and auditors. The directors shall also be entitled to have the Company purchase reasonable directors’ liability insurance on their behalf, and to receive the benefits of indemnification to the fullest extent permitted by law and the Company’s Certificate of Incorporation, By-Laws and any indemnification agreements.

Selection of Chairperson; Lead Independent Director

The Board is free to select its Chairperson in the manner and upon the criteria that it deems best for the Company at the time of selection, except that the Chief Executive Officer shall not be eligible to be selected as Chairperson. The Chairperson or, if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board to be the “lead independent director.” The lead independent director shall coordinate the activities of the other independent directors and perform various other duties. Service of the lead independent director shall not exceed five (5) years.

Attendance at Board Meetings

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting generally should be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting. Sensitive subject matters may be discussed at the meeting without written materials being distributed in advance or at the meeting.

Content of Board Meetings

The Chairperson of the Board will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

Potential Conflicts of Interest

Board members are required to accurately and completely disclose to the Board (or any applicable committee) all financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board (or any committee) for approval. Disclosed conflicts of interest shall be disclosed in the minutes of the meeting.

Executive Session

The Company’s independent directors will usually meet in executive session either before or after each regularly scheduled Board meeting.

Board Interaction with Investors, Press, Customers, etc.

The Board believes that the management speaks for the Company when dealing with the media, investors, rating agencies, stockholders, customers, regulators and other similar constituencies.

III.	Board Committees

General

The Board will have at all times an Audit Committee, a Compensation Committee and a Governance Committee. All of the members of these committees will meet the criteria for independence required by the NASD and applicable laws and regulations. Committee members will be appointed by the Board upon recommendation of the Governance Committee with consideration of the desires of individual directors. It is the belief of the Board that consideration should be given to rotating committee members periodically. It is expected that each committee Chairperson will have had previous service on the applicable committee.

Charters

Each committee will have its own charter, which is approved by the Board of Directors. The charters will establish the purposes, goals and responsibilities of the committees, as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure, operations and reporting to the Board.

Schedule and Timing of Meetings

The Chairperson of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairperson of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. At the beginning of the year each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors. Board members are welcome to attend any Committee meeting, whether they are a member of the committee or not.

Additional Committees

The Board may, from time to time, establish or maintain additional committees as deemed necessary or appropriate.

IV.	Director Access To Officers and Employees

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent deemed appropriate by the director, inform the Chief Executive Officer that such communications are taking place.

V.  Director Compensation

General

The Board believes that director compensation should include components that are designed to align the interests of the directors with the interests of stockholders and that the aggregate value of director compensation and perquisites should generally be at the median level of director compensation at peer companies. The form and amount of director compensation will be determined by the Compensation Committee in accordance with the policies and principles set forth in its charter.

Charitable Contributions

Charitable contributions exceeding $10,000 in any calendar year to an organization in which an independent director is affiliated shall be subject to the approval of the Compensation Committee, which shall consider the impact of any such contributions on the applicable director’s independence.

VI.	Management Evaluation and Succession

Review of CEO and Executive Officers

The Board of Directors will review the Chief Executive Officer and the other executive officers’ performance on an annual basis.

Succession Planning

The Board of Directors will evaluate and nominate potential successors to the Chief Executive Officer. The Chief Executive Officer may make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Vote by Telephone		Vote by Internet

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1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.	1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.	Call the toll-free number at 1-800-690-6903.	2.	Go to the Website at http://www.proxyvote.com.

3.	Enter your 12-digit Control Number located on your Proxy Card above your name.	3.	Enter your 12-digit Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.	4.	Follow the instructions provided.

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Do not return your Proxy Card if you are voting by Telephone or Internet

PROXY

CIRRUS LOGIC, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

          The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 12, 2003, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003, and hereby appoints Steven D. Overly, Kirk Patterson and Stephanie Lucie, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 31, 2003 at 1:00 p.m. local time at the Omni Austin Hotel Southpark, 4140 Governors Row, Austin, Texas 78744, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CIRRUS LOGIC, INC. 2901 VIA FORTUNA AUSTIN, TEXAS 78746	VOTE BY INTERNET- www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touchtone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below and then follow the simple instructions the Vote Voice provides you.

☐	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cirrus Logic, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,022.00000

CONTROL NUMBER 000000000000

ACCOUNT NUMBER 1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

CIRLG1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIRRUS LOGIC, INC.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.							02 0000000000 215115598034
				For All	Withheld All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Directors.
	Nominees:			☐	☐	☐
	(01) Michael L. Hackworth	(05)	Walden C. Rhines
	(02) David D. French	(06)	William D. Sherman
	(03) D. James Guzy	(07)	Robert H. Smith
	(04) Suhas S. Patil				For	Against	Abstain

Vote	On Proposals

2.	To approve an amendment to the Cirrus Logic Third Amended and Restated 1989 Employee Stock Purchase Plan, increasing the number of shares of Common Stock available to purchase under the plan by 1,500,000 shares.				☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.				☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.				☐	☐	☐

For address changes, please check this box and write them on the back where indicated	☐

Signature (PLEASE SIGN WITHIN BOX)	Date	P77414	Signature (Joint Owners)	Date	123,456,789,012 172755AA6 1